Exhibit 99.1

News Release

For Immediate Release

Investor Contact:	Media Contact:

Shelly Hubbard	Eric Smith
Phone: 612-518-5406	Phone: 901-573-9156
E-mail: investor.relations@vistaoutdoor.com	E-mail: media.relations@vistaoutdoor.com

VISTA OUTDOOR REPORTS RECORD FOURTH QUARTER AND FISCAL YEAR 2022 FINANCIAL RESULTS

●	Record Fiscal Year Sales Surpassing $3 Billion, up 37%, Record GAAP EPS of $8.00 and Adjusted EPS of $8.29
●	Sporting Products Sales Increase 55% and Outdoor Products Sales Rise 18% in FY22
●	Fiscal Year EBIT and EBITDA Margins Increase to 21% and 24%, Respectively, Above 3-Year Targets
●	Net Debt Leverage Ratio Improves to 0.9x, Below Target Leverage Ratio of 1-2x
●	Introduces Fiscal Year 2023 Outlook; Expects Sales Growth of 5% at the Midpoint

Anoka, Minnesota, May 5, 2022 — Vista Outdoor Inc. (NYSE: VSTO) today reported operating results for the fourth quarter and Fiscal Year 2022 (FY22), which ended on March 31, 2022.

“The fourth quarter marked our seventh straight quarter of record-breaking financial results,” said Chris Metz, Chief Executive Officer. “Once again, our results were supported by outstanding performance across our portfolio of iconic brands, including the seven new brands acquired over the past 24 months. Upstart innovators QuietKat and Foresight Sports benefited from our corporate model that empowers founders while leveraging shared resources to realize benefits out of reach if on their own. Federal, which just weeks ago celebrated its 100th anniversary, continued to perform well across all calibers, sales channels and with end-consumers who are more diverse and active. The results delivered by our portfolio of businesses, both legacy and new, demonstrate our ability to enhance the performance of outdoor brands regardless of where they fall in the growth and maturity curve. Looking ahead, Vista Outdoor remains well-positioned to continue to capitalize on today’s positive consumer trends. Underlying demand in outdoor recreation remains strong, despite the current macroeconomic headwinds, and we begin fiscal 2023 with positive momentum, from our balance sheet to our leverage ratio to our powerhouse portfolio of brands.

“Today, we also announced a very important strategic step for Vista Outdoor that we believe will unlock significant value for our shareholders and our brands.  After a thorough assessment of our business and value creation opportunities, our Board approved a plan to separate our Outdoor Products and Sporting Products segments into two independent, publicly-traded companies. We’re confident we’ve built two strong businesses that are well-positioned for continued growth and success as independent companies. We are very excited to enter this new chapter of growth for the Company and remain committed to continuing to deliver value to our shareholders in the near and long-term.”

For the three months ended March 31, 2022 versus the three months ended March 31, 2021:

●	Sales reached a record of $809 million, up 36 percent, driven by strong demand across both Sporting Products and Outdoor Products segments as well as acquisitions, new product innovation and pricing.

●	Gross profit increased to $287 million, up 58 percent, primarily due to higher sales, favorable pricing and mix and operating leverage.

●
Operating expenses were $135 million, up 32 percent, driven primarily by acquisitions and increased sales and marketing expenses to support higher sales including the return to customer events such as trade shows. Operating leverage improved 43 basis points to 16.6 percent.

●
Earnings before interest and taxes (EBIT) increased to $153 million, compared with $74 million in the prior year quarter.  EBIT margins increased nearly 700 basis points to 18.9 percent. Adjusted EBIT was $160 million, up 99 percent. Adjusted EBIT margins rose more than 600 basis points to 19.8 percent.

●
Diluted earnings per share (EPS) increased to $1.93, compared with $1.11 in the prior year quarter.  Adjusted EPS rose to $2.04, compared with $1.02 in the prior year quarter, primarily driven by higher sales, gross margin expansion and operating leverage, partially offset by higher taxes.

For the three months ended March 31, 2022 segment results versus the three months ended March 31, 2021:

Sporting Products

●	Sales increased to $464 million, up 56 percent, driven by strong demand, increased volume from the Remington acquisition and favorable pricing and mix.

●
Gross profit rose to $183 million, up 98 percent.  Margin expansion was driven by improved pricing, volume and mix as well as operating leverage from higher volume and operating efficiencies, partially offset by higher input costs.

●	EBIT expanded 128 percent to $151 million.

Outdoor Products

●	Sales rose 15 percent to $345 million, led by double-digit growth across Outdoor Recreation including growth in Action Sports and Outdoor Accessories.

●	Gross profit increased to $106 million, up 16 percent driven primarily by the acquisitions of Foresight Sports and QuietKat, partially offset by higher logistics and input costs.

●
EBIT was $37 million, down 11 percent, due to higher logistics and input costs as well as higher selling and marketing expenses reflecting a return to travel and event participation, including trade shows, compared to the same period last year.

For the twelve months ended March 31, 2022 versus the twelve months ended March 31, 2021:

●	Sales rose 37 percent to more than $3 billion driven by strong consumer demand across both segments and acquisitions.

●	Gross profit increased 75 percent to $1.1 billion due to higher pricing, volume and mix, partially offset by higher logistics and input costs.

●	Operating expenses increased 29 percent driven primarily by acquisitions while operating leverage improved 101 basis points to 15 percent due primarily from operating efficiencies.

●	EBIT rose 127 percent to $646 million and EBIT margin expanded 842 basis points to 21.2 percent. Adjusted EBIT margin increased 933 basis points to nearly 22 percent.

●	EPS increased to $8.00, compared with $4.44 in the prior fiscal year. Adjusted EPS rose to $8.29, or up 127 percent, compared with $3.66 in the prior fiscal year.

●	Cash flow provided by operating activities was $318 million, compared to $345 million in the prior fiscal year. Free cash flow generation was $292 million.

For the twelve months ended March 31, 2022 segment results versus the twelve months ended March 31, 2021:

Sporting Products

●	Sales increased 55 percent to $1.7 billion, driven by the acquisitions of Remington and HEVI-Shot, strong consumer demand and favorable pricing and mix.

●	Gross profit rose 128 percent to $712 million driven primarily by higher pricing, volume and mix as well as operating leverage from efficiencies.

●	EBIT increased 170 percent to $600 million.

Outdoor Products

●	Sales rose 18 percent to $1.3 billion driven primarily by strong consumer demand and acquisitions reflecting double-digit growth across Outdoor Recreation, Action Sports and Outdoor Accessories.

●	Gross profit increased 24 percent to $399 million due largely to acquisitions as well as organic growth, partially offset by higher logistics and input costs.

●	EBIT rose 19 percent to $164 million.

The Company will provide additional information in its Form 10-K, which will be filed this month.

Fiscal Year 2023 Outlook

“Following two consecutive years of record performance, we continue to experience strong demand across our diverse portfolio of leading brands, driven in part by lifestyle shifts to spending more quality time outdoors," said Sudhanshu Priyadarshi, Chief Financial Officer.  "Our fiscal year 2023 guidance reflects these favorable consumer trends while also taking into consideration headwinds related to inflation and supply chain dislocation that we expect to continue for the foreseeable future.  That said, we are in a strong financial position with a solid balance sheet and a net debt leverage ratio less than 1.0x following five acquisitions in FY22 as well as ample liquidity.  Vista Outdoor is well positioned to continue to drive growth and long-term shareholder value.”

Vista Outdoor Establishes Fiscal Year 2023 Financial Guidance

The company expects:

●	Sales in a range of $3,150 million to $3,250 million, up 5 percent at the midpoint (excludes future acquisitions)
–	Sporting Products sales growth in the mid-single digit range
–	Outdoor Products sales growth in the high-single digit range
●	Adjusted EBITDA range of 20.5 percent to 21.5 percent
●	Adjusted earnings per Share (EPS) in a range of $7.00 to $7.75
●	Free Cash Flow in a range of $300 million to $350 million
●	Effective tax rate of approximately 24 percent
●	Interest expenses in the range of $25 million to $30 million
●	R&D expenditure growth in the range of 35 percent to 40 percent
●	Capital expenditures as a percent of sales of 1-2 percent

For Q1 FY23, the company expects:

●	Sales in a range of $770 million to $790 million, up 17.7 percent at the midpoint
●	Adjusted EBITDA range of 22 percent to 22.5 percent
●	Adjusted EPS between $1.85 to $1.95

Please see the tables in the press release for a reconciliation of non-GAAP operating expense, EBIT, taxes, net income, earnings per share, and free cash flow to the comparable GAAP measures.

Share Repurchases

During fiscal year 2022, the Company repurchased 2,980,681 shares for a total of $113 million equating to an average share price of $37.97.

Earnings Conference Call Webcast Information

Vista Outdoor will hold an investor conference call to discuss its business operations, FY22 financial results, and an update on its business outlook on May 5, 2022, at 9 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations". For those who cannot participate in the live webcast, a telephone recording of the conference call will be available until June 2, 2022.  The telephone number is (866) 813-9403 and the access code is 652135.

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with GAAP, we are providing the information below on a non-GAAP basis, including, adjusted gross profit, adjusted operating expenses, adjusted other income (expense), adjusted earnings before interest and tax (EBIT), adjusted interest, adjusted taxes, adjusted net income, and adjusted fully diluted earnings per share (EPS). Vista Outdoor defines these measures as, gross profit, operating expenses, other income (expense), EBIT, interest, taxes, net income, and EPS excluding, where applicable, the impact of costs incurred for inventory step-up, transaction costs, debt refinancing and extinguishment, contingent consideration, transition costs, post-acquisition compensation, gain on sales of business, and release of tax valuation allowance. Vista Outdoor management is presenting these measures so a reader may compare gross profit, operating expenses, other income (expense), EBIT, interest, taxes, net income, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the Company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Three months ended March 31, 2022
(in thousands except per share amounts)	Gross Profit	Operating Expenses	Other Income / (Expense)	EBIT	Interest Expense	Taxes	Net Income	EPS
As reported	$287,414	$134,534	$—	$152,880	$(6,962)	$(33,094)	$112,824	$1.93
Inventory step-up expense	744	—	—	744	—	(186)	558	0.01
Transaction cost	—	(1,776)	—	1,776	—	(285)	1,491	0.03
Transition costs	—	(608)	—	608	—	(152)	456	0.01
Post-acquisition compensation	—	(4,415)	—	4,415	—	(665)	3,750	0.06
As adjusted	$288,158	$127,735	$—	$160,423	$(6,962)	$(34,382)	$119,079	$2.04

Three months ended March 31, 2021
(in thousands except per share amounts)	Gross Profit	Operating Expenses	Other Income / (Expense)	EBIT	Interest Expense	Taxes	Net Income	EPS
As reported	$182,470	$101,788	$(6,471)	$74,211	$(7,822)	$623	$67,012	$1.11
Inventory step-up expense	290	—	—	290	—	(69)	221	—
Transaction cost	—	708	—	(708)	—	170	(538)	(0.01)
Debt refinancing and extinguishment	—	—	6,471	6,471	1,364	(1,880)	5,955	0.10
Transition costs	—	(479)	—	479	—	(115)	364	0.01
Release of tax valuation allowance	—	—	—	—	—	(11,625)	(11,625)	(0.19)
As adjusted	$182,760	$102,017	$—	$80,743	$(6,458)	$(12,896)	$61,389	$1.02

Fiscal year ended March 31, 2022
(in thousands except per share amounts)	Gross Profit	Operating Expenses	Other Income / (Expense)	EBIT	Interest Expense	Taxes	Net Income	EPS
As reported	$1,109,232	$463,010	$—	$646,222	$(25,264)	$(147,732)	$473,226	$8.00
Inventory step-up expense	2,375	—	—	2,375	—	(594)	1,781	0.03
Transaction costs	—	(6,816)	—	6,816	—	(1,417)	5,399	0.09
Contingent consideration	—	(956)	—	956	—	(55)	901	0.02
Transition costs	—	(1,390)	—	1,390	—	(348)	1,042	0.02
Post-acquisition compensation	—	(8,987)	—	8,987	—	(1,049)	7,938	0.13
As adjusted	$1,111,607	$444,861	$—	$666,746	$(25,264)	$(151,195)	$490,287	$8.29

Fiscal year ended March 31, 2021
(in thousands except per share amounts)	Gross Profit	Operating Expenses	Other Income / (Expense)	EBIT	Interest Expense	Taxes	Net Income	EPS
As reported	$632,960	$359,998	$11,996	$284,958	$(25,574)	$6,628	$266,012	$4.44
Inventory step-up expense	690	—	—	690	—	(165)	525	0.01
Transaction cost	—	(4,957)	—	4,957	—	(1,190)	3,767	0.06
Debt refinancing and extinguishment	—	—	6,471	6,471	1,364	(1,880)	5,955	0.10
Gain on sale of business	—	—	(18,467)	(18,467)	—	4,432	(14,035)	(0.23)
Transition costs	—	(1,118)	—	1,118	—	(268)	850	0.01
Release of tax valuation allowance	—	—	—	—	—	(44,101)	(44,101)	(0.74)
As adjusted	$633,650	$353,923	$—	$279,727	$(24,210)	$(36,544)	$218,973	$3.66

*NOTE: Adjustments to "as reported" results are items that are excluded from reported GAAP results to arrive at the "as adjusted" results for the quarters and years ended March 31, 2022 and 2021. EPS amounts may not foot due to rounding.

Fiscal Year 2022 Adjustments

During the three months ended March 31, 2022, we incurred cost of goods sold related to the fair value step-up in inventory from the Stone Glacier acquisition purchase price allocation. During the year ended March 31, 2022, we incurred cost of goods sold related to the fair value step-up in inventory from the Stone Glacier, Foresight and HEVI-Shot purchase price allocations.  The entire amounts were expensed over the first inventory cycle. Given the infrequent and unique nature of these acquisitions, the company feels these costs are not indicative of ongoing operations. The tax effect of the expense was calculated based on a blended statutory rate of approximately 25 percent.

During the three months and year ended March 31, 2022, we incurred transaction costs associated with possible and actual transactions, including advisory and legal fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company believes these costs are not indicative of ongoing operations of the company. A portion of the transaction costs are not deductible for tax and we applied a 0 percent blended tax rate and the portion that is deductible we applied a blended tax rate of 25 percent.

During the year ended March 31, 2022, we recognized non-cash expenses for the change in the estimated fair value of the contingent consideration payable related to our QuietKat and HEVI-Shot acquisitions. Given the infrequent and unique nature of these acquisitions, the company believes these costs are not indicative of ongoing operations. A portion of the contingent consideration costs are not deductible for tax and we applied a 0 percent blended tax rate and the portion that is deductible we applied a blended tax rate of 25 percent.

During the three months and year ended March 31, 2022, we incurred transition costs for our Stone Glacier, Foresight, Fiber Energy, Remington, and QuietKat businesses to integrate into the company such as severance, retention, professional fees and travel costs. Given the infrequent and unique nature of these acquisitions, the company believes these costs are not indicative of ongoing operations. The tax effect of the transition costs that are deductible for tax was calculated based on a blended tax rate of approximately 25 percent.

During the three months and year ended March 31, 2022, we incurred post-acquisition compensation expense related to employee retention payments in connection with the Stone Glacier, Foresight, QuietKat and Venor acquisitions. Given the infrequent and unique nature of these acquisitions, we believe these costs are not indicative of ongoing operations. A portion of the post-acquisition compensation expenses are not deductible for tax and we applied a 0 percent blended tax rate and the portion that is deductible we applied a blended tax rate of 25.

During the three months ended March 31, 2022, our reported tax (expense) benefit of $(33,094) results in a tax rate of 23 percent and our adjusted tax (expense) benefit of $(34,382) results in an adjusted tax rate of 22 percent.

During the full year ended March 31, 2022, our reported tax (expense) benefit of $(147,732) results in a tax rate of 24 percent and our adjusted tax (expense) benefit of $(151,195) results in an adjusted tax rate of 24 percent.

Fiscal Year 2021 Adjustments

During the three months and year ended March 31, 2021, we incurred cost of goods sold related to the fair value step-up in inventory allocated from the Remington and HEVI-Shot acquisition purchase price allocation. The entire amount was expensed over the first inventory cycle. Given the infrequent and unique nature of this acquisition, the Company believes these costs are not indicative of ongoing operations. The tax effect of the amortization expense that is deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the three months and year ended March 31, 2021, we incurred transaction costs associated with possible and actual transactions, including advisory and legal fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the Company feels these costs are not indicative of ongoing operations of the Company. The tax effect of the transaction costs that are deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the three months and year ended March 31, 2021, we incurred transition costs to integrate the Remington and HEVI-Shot businesses into the Company such as severance, retention, professional fees, and travel costs. Given the infrequent and unique nature of these acquisitions, the Company believes these costs are not indicative of ongoing operations. The tax effect of the transition costs that are deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the three months and year ended March 31, 2021, in connection with the refinancing of the 2018 ABL Revolving Credit Facility, unamortized debt issuance costs were written off. During the same periods, we redeemed in full, all of the outstanding aggregate principal amount of our 5.875% Notes. We recorded a loss on extinguishment of debt as a result of this redemption, which represents the premium paid on early redemption and unamortized debt issuance costs. Given the infrequent and unique nature of these costs, the company believes these costs are not indicative of ongoing operations of the Company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 24 percent.

During the three months ended March 31, 2021, we reduced the tax valuation allowance by $11,625 to recognize the utilization of available tax assets to offset otherwise payable taxes. The tax assets arise from tax losses and other tax attributes that could not be realized in the then contemporaneous periods. Given the infrequent and unique nature of this tax situation, we do not believe the $11,625 reduction in tax expense is indicative of operations of the Company.

During the three months ended March 31, 2021, our reported tax (expense) benefit of $623 results in a tax rate of negative 1 percent and our adjusted tax (expense) benefit of $(12,896) results in an adjusted tax rate of 17 percent.

During the year ended March 31, 2021, we recognized a pretax gain on a divestiture of approximately $18,467. Given the infrequent and unique nature of this divestiture, the Company believes these costs are not indicative of ongoing operations. The tax effect on the pretax gain was calculated based on a blended statutory rate of approximately 24 percent.

During the year ended March 31, 2021, we reduced the tax valuation allowance by $44,101 to recognize the utilization of available tax assets to offset otherwise payable taxes.  This was also driven by capital gains related to a divestiture and tax-effected operating loss, credits, and interest deduction carry forwards utilized under the provisions of the Coronavirus Aid, Relief, and Economic Security Act (CARES ACT).  The tax assets arise from tax losses and other tax attributes that could not be realized in the then contemporaneous periods. Given the infrequent and unique nature of this tax situation, we do not believe the $44,101 reduction in tax expense is indicative of operations of the company.

As noted above, our full year reported tax (expense) benefit of $6,628 results in a tax rate of negative 3 percent and our adjusted tax (expense) benefit of $(36,544) results in an adjusted tax rate of 14 percent.

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures, and excluding the following costs which have been adjusted for applicable tax amounts: inventory step-up, transaction and transition costs paid to date, contingent consideration, debt refinancing and extinguishment, and post-acquisition compensation. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

(in thousands)	Year ended March 31, 2022	Year ended March 31, 2021	Projected Year Ending March 31, 2023
Cash provided by operating activities (as reported)	$318,311	$345,374	$331,500 - 415,000
Capital expenditures	(42,782)	(30,166)	~(31,500 - 65,000)
Inventory step-up	(594)	(165)	—
Transaction costs	4,269	3,767	—
Contingent consideration	(55)	—	—
Transition costs	741	850	—
Debt refinancing and extinguishment	—	(1,880)	—
Post acquisition compensation	12,118	—	—
Free cash flow	$292,008	$317,780	$300,000 - 350,000

EBITDA Margin

EBITDA margin is defined as EBITDA (earnings before interest, taxation, depreciation and amortization) divided by net sales. Vista Outdoor management believes EBITDA margin provides investors with an important perspective on the Company's core profitability and helps investors analyze underlying trends in the Company's business and evaluate its performance on an absolute basis and relative to its peers. EBITDA margin should be considered in addition to, and not as a substitute for, GAAP net profit margin. Vista Outdoor’s definition may differ from that used by other companies.

Vista Outdoor has not reconciled EBITDA margin guidance to GAAP net profit margin guidance because Vista Outdoor does not provide guidance for net income, which is a reconciling item between GAAP net profit margin and non-GAAP EBITDA margin. Accordingly, a reconciliation to net profit margin is not available without unreasonable effort.

About Vista Outdoor Inc.

Vista Outdoor is a global designer, manufacturer and marketer of consumer products in the outdoor sports and recreation markets. The Company has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. For news and information, visit www.vistaoutdoor.com or follow us on Twitter @VistaOutdoorInc and Facebook at www.facebook.com/vistaoutdoor.

Forward-Looking Statements

Certain statements in this press release and other oral and written statements made by Vista Outdoor Inc. (“Vista Outdoor”, “we”,“us” or “our”) from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor's intent to separate our Outdoor Products and Sporting Products segments and Vista Outdoor's preliminary strategic, operational and financial considerations related thereto; Vista Outdoor’s plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor’s actual results to differ materially from expectations described in such forward-looking statements, including the following: risks related to the separation of our Outdoor Products and Sporting Products segments, including that the process of exploring the transaction and potentially completing the transaction could disrupt or adversely affect the consolidated or separate businesses, results of operations and financial condition, that the transaction may not achieve some or all of any anticipated benefits with respect to either business and that the transaction may not be completed in accordance with our expected plans or anticipated timelines, or at all; impacts from the COVID-19 pandemic on Vista Outdoor’s operations, the operations of our customers and suppliers and general economic conditions; general economic and business conditions in the United States and Vista Outdoor’s other markets outside the United States, including conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers; Vista Outdoor’s ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor’s ability to obtain acceptable third party licenses; Vista Outdoor’s ability to adapt its products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; Vista Outdoor’s ability to maintain and enhance brand recognition and reputation; others' use of social media to disseminate negative commentary about us and boycotts; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor’s sales to significant retail customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor’s operating costs; Vista Outdoor’s competitive environment; risks associated with diversification into new international and commercial markets including regulatory compliance; changes in the current tariff structures; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor’s business, such as federal and state ammunition regulations; Vista Outdoor’s ability to realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor’s ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats; capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. You are cautioned not to place undue reliance on any forward-looking statements we make. Vista Outdoor undertakes no obligation to update any forward-looking statements except as otherwise required by law. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor’s filings with the U.S. Securities and Exchange Commission.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME(preliminary and unaudited)

	Three months ended		Years ended
(Amounts in thousands except per share data)	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Sales, net	$808,595	$596,524	$3,044,621	$2,225,522
Cost of sales	521,181	414,054	1,935,389	1,592,562
Gross profit	287,414	182,470	1,109,232	632,960
Operating expenses:
Research and development	8,951	6,683	28,737	22,538
Selling, general, and administrative	125,583	95,105	434,273	337,460
Earnings before interest, income taxes, and other	152,880	80,682	646,222	272,962
Other income ( expense):
Gain on divestitures	—	—	—	18,467
Loss on extinguishment of debt	—	(6,471)	—	(6,471)
Earnings before interest and income taxes	152,880	74,211	646,222	284,958
Interest expense, net	(6,962)	(7,822)	(25,264)	(25,574)
Earnings before income taxes	145,918	66,389	620,958	259,384
Income tax (provision) benefit	(33,094)	623	(147,732)	6,628
Net income	$112,824	$67,012	$473,226	$266,012
Earnings per common share:
Basic	$2.01	$1.15	$8.27	$4.57
Diluted	$1.93	$1.11	$8.00	$4.44

Weighted-average number of common shares outstanding:
Basic	56,195	58,416	57,190	58,241
Diluted	58,387	60,470	59,137	59,905

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

	March 31,
(Amounts in thousands except share data)	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$22,584	$243,265
Net receivables	356,773	301,575
Net inventories	642,976	454,504
Income tax receivable	43,560	37,870
Other current assets	45,050	27,018
Total current assets	1,110,943	1,064,232
Net property, plant, and equipment	211,087	197,531
Operating lease assets	78,252	72,400
Goodwill	481,857	86,082
Net intangible assets	459,795	314,955
Deferred charges and other non-current assets	54,267	29,739
Total assets	$2,396,201	$1,764,939
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$146,697	$163,839
Accrued compensation	79,171	63,318
Federal excise, use, and other taxes	40,825	23,092
Other current liabilities	127,180	120,568
Total current liabilities	393,873	370,817
Long-term debt	666,114	495,564
Deferred income tax liabilities	29,304	8,235
Long-term operating lease liabilities	80,083	77,375
Accrued pension and postemployment benefits	22,634	33,503
Other long-term liabilities	79,794	42,448
Total liabilities	1,271,802	1,027,942
Commitments and contingencies
Common stock—$.01 par value:
Authorized—500,000,000 shares
Issued and outstanding—56,093,456 shares as of March 31, 2022 and 58,561,016 shares as of March 31, 2021	560	585
Additional paid-in-capital	1,730,927	1,731,479
Accumulated deficit	(220,810)	(694,036)
Accumulated other comprehensive loss	(76,679)	(83,195)
Common stock in treasury, at cost—7,870,983 shares held as of March 31, 2022 and 5,403,423 shares held as of March 31, 2021	(309,599)	(217,836)
Total stockholders' equity	1,124,399	736,997
Total liabilities and stockholders' equity	$2,396,201	$1,764,939

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Years Ended March 31
(Amounts in thousands)	2022	2021
Operating Activities
Net income	$473,226	$266,012
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	46,094	45,264
Amortization of intangible assets	26,246	19,846
Amortization of deferred financing costs	1,411	2,922
Change in fair value of contingent consideration	956	—
Gain on sale of business	—	(18,467)
Deferred income taxes	11,857	(10,106)
Loss on disposal of property, plant, and equipment	796	4,565
Loss on extinguishment of debt	—	6,471
Share-based compensation	27,407	13,303
Changes in assets and liabilities:
Net receivables	(50,631)	17,495
Net inventories	(172,741)	(84,185)
Accounts payable	(24,350)	72,946
Accrued compensation	14,370	22,617
Accrued income taxes	(3,968)	(37,397)
Federal excise, use, and other taxes	8,111	3,323
Pension and other postretirement benefits	(1,561)	(6,607)
Other assets and liabilities	(38,912)	27,372
Cash provided by operating activities	318,311	345,374
Investing Activities
Capital expenditures	(42,782)	(30,166)
Proceeds from the sale of business	—	23,654
Acquisition of businesses, net of cash received	(545,467)	(95,605)
Proceeds from the disposition of property, plant, and equipment	411	99
Cash used for investing activities	(587,838)	(102,018)
Financing Activities
Borrowings on lines of credit	400,000	73,077
Payments made on lines of credit	(230,000)	(240,333)
Proceeds from issuance of long-term debt	—	500,000
Payments made on long-term debt	—	(350,000)
Payments made for debt issue costs and prepayment premiums	(1,061)	(6,496)
Early redemption of long-term debt	—	(5,141)
Proceeds from employee stock compensation and stock purchase plans	533	1,386
Purchase of treasury shares	(113,195)	—
Payment of employee taxes related to vested stock awards	(7,310)	(4,133)
Cash provided by (used for) financing activities	48,967	(31,640)
Effect of foreign currency exchange rate fluctuations on cash	(121)	174
(Decrease) increase in cash and cash equivalents	(220,681)	211,890
Cash and cash equivalents at beginning of year	243,265	31,375
Cash and cash equivalents at end of year	$22,584	$243,265